UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	July 30, 2010

STEREOTAXIS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50884	94-3120386
(Commission File Number)	(IRS Employer Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, Missouri	63108
(Address of Principal Executive Offices)	(Zip Code)

(314) 678-6100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive

On July 30, 2010 Stereotaxis, Inc. (the “Company”) entered into that certain Fifth Amendment to the Development Alliance and Supply Agreement (the “Agreement”) with Biosense Webster, Inc. (“Biosense Webster”) which amends the terms of certain agreements between the Company and Biosense Webster.

The Agreement extends Biosense Webster’s exclusive distribution rights for the Company’s non-irrigated catheters until December 31, 2010 in order to pursue U. S. FDA regulatory approval for expanding the indications for use of magnetically enabled devices for atrial fibrillation (“AF”) indications and undertake the development of improvements to certain devices, or to design the next generation of magnetically enabled irrigated catheters subject to the execution of a written agreement between the parties; and in order that the parties may explore the design of remote clinical support applications of Stereotaxis’ Odyssey™ platform for Biosense Webster to use with its customers worldwide and the possible extension of Biosense Webster’s non-exclusive Odyssey license to include rights to distribute Odyssey products to its customers as a consolidated solution with its CARTO products, both subject to the execution of a written agreement between the parties.  The Agreement also updates the parties’ revenue sharing arrangement in accordance with such extension.

A copy of the Agreement is being filed as Exhibit 10.1 hereto and the information contained therein is hereby incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibits

10.1	Fifth Amendment to the Development Alliance and Supply Agreement, dated July 30, 2010 by and between Stereotaxis, Inc. and Biosense Webster, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: July 30, 2010	By:	/s/ Daniel J. Johnston
Name: Daniel J. Johnston
Title: Chief Financial Officer